EXHIBIT 10.1

AVINCI MEDIA CORPORATION
2009 Stock Compensation Plan

1.  Purpose. The purpose of this Plan is to provide compensation in the form of Common Stock of the AVinci Media Corporation (the “Company”) to (a) employees in lieu of cash salary increases and/or bonus payments and (b) eligible consultants that have previously rendered services or that will render services during the term of this 2009 Stock Compensation Plan (hereinafter referred to as the Plan.)

2.  Administration. (a)  This Plan shall be administered by the Board of Directors who may from time to time issue orders or adopt resolutions, not inconstant with the provisions of this Plan, to interpret the provisions and supervise the administration of this Plan.  The President shall make initial determinations as to which employees, consultants, professionals or advisors will be considered to receive shares under this Plan, in addition, will provide a list to the Board of Directors. All final determinations shall be by the affirmative vote of a majority of the members of the Board of Directors at a meeting called for such purpose, or reduced to writing and signed by all of the members of the Board. Subject to the Corporation's Bylaws, all decisions made by the Directors in selecting eligible consultants (hereinafter referred to as Consultants), establishing the number of shares, and construing the provisions of this Plan shall be final, conclusive and binding on all persons including the Corporation, shareholders, employees and Consultants.

(b)  The Board of Directors may from time to time appoint a Plan Committee, consisting of at least one Director and one officer, none of whom shall be eligible to participate in the Plan while members of the Committee. The Board of Directors may delegate to such Committee power to select the particular Consultants that are to receive shares, and to determine the number of shares to be allocated to each such Consultant.

(c) If the SEC Rules and or regulations relating to the issuance of Common Stock under a Form S-8 should change during the terms of this Plan, the Board of Directors shall have the power to alter this Plan to conform to such changes.

3.  Eligibility.  Shares shall be granted only to employees and consultants that are within that class for which Form S-8 is applicable.

4.  Shares Subject to the Plan.  The total number of shares of Common Stock to be subject to this Plan is 1,200,000. The shares subject to the Plan will be registered with the SEC on or about June 2, 2009 in a Form S-8 Registration.

6.  Termination of the Plan.  This Plan shall terminate one year after its adoption by the Board of Directors. At such time, any shares that remain unsold shall be removed from registration by means of a post-effective amendment to the Form S-8.

7.  Effective Date of the Plan.  This Plan shall become effective upon its adoption by the Board of Directors.